LEASE NO: LH4809 0000

OIL AND GAS LEASE
(Exploratory Form)

THIS AGREEMENT, dated February 01, 1997 between the state of New Mexico, acting by and through its commissioner of public lands, hereinafter called the "lessor", and

RIO GRANDE RESOURCES INC
202, 1501 17TH AVENUE, SW
CALGARY, ALBERTA, CANADA, XX T

Hereinafter called the "lessee",

     WITNESSETH:

     WHEREAS, the lessee has filed in the office of the commissioner of public lands an application for an oil and gas lease covering the lands hereinafter described and has tendered therewith the required first payment; and

     WHEREAS, all of the requirements of law relative to the application and tender have been duly complied with;

THEREFORE, in consideration of the premises as well as the sum of SIX HUNDRED FORTY AND 00/100 dollars ($640.00), the same being the amount of the tender above mentioned, and the further sum of $30.00 filing fee, and of the covenants and agreements hereinafter contained, the lessor does hereby grant, demise, lease and let unto the said lessee, exclusively, for the sole and only purpose of exploration, development and production of oil or gas (including carbon dioxide and helium), or both thereon and therefrom with the right to own all oil and gas so produced and saved therefrom and not reserved as royalty by the lessor under the terms of the lease, together with rights-of-way, easements and servitude's for pipelines, telephone lines, tanks, power houses, stations, gasoline plants and fixtures for producing, treating and caring for such products, and housing and boarding employees, and any and all rights and privileges necessary, incident to or convenient for the economical operation of said land, for oil and gas, with right for such purposes to the free use of oil, gas, casing-head gas or water from said lands, but not from lessor's water wells, and with the rights of removing either during or after the term hereof , all and any improvements placed or erected on the premises by the lessee, including the right to pull all casing, subject, however, to the covenants and conditions hereinafter Set out, the following described land situated in the count(y)(ies) of Union, state of New Mexico, and more particularly described as follows:

Subdivisions         Section       Twp      Rge     Acres  Institution

   ALL                 16          31N      36E    640.00     CS


     Said lands having been awarded to lessee and designated as Tract No. LH-0-0084 at public sale held by the commissioner of public lands on January 21, 1997.

     To have and to hold said land, and all the rights and privileges granted hereunder, to and unto the lessee for a primary term of five years from the date hereof, and as long thereafter as oil and gas, or either of them, is produced in paying quantities from said land by lessee, subject to all of the terms and conditions as hereinafter set forth.

     In consideration of the premises the parties covenant and agree as follow:

1. Subject to the free use without royalty, as herein before, the lessee shall pay the lessor as royalty one- eighth part of the oil produced and saved from the leased premises or the cash value thereof, at the option of the lessor, such value to be the price prevailing the day oil is run into a pipeline, if the oil be run into a pipeline, or into storage tanks, if the oil is stored.

2. Subject to the free use without royalty, as herein before provided, at the option of the lessor at any time and from time to time, the lessee shall pay the lessor as royalty one- eighth part of the gas produced and saved from the leased premised, including casing-head gas. Unless said option is exercised by lessor, the lessee shall pay the lessor as royalty one-eighth of the cash value of the gas, including casing-head gas, produced and saved from the leased premises and marketed or utilized, such value to be equal to the net proceeds derived from the sale of such gas in the field; provided, however, the cash value for royalty purposes of carbon dioxide gas and of hydrocarbon gas delivered to a gasoline plant for extraction of liquid hydrocarbons shall be equal to the net proceeds derived from the sale of such gas, including any liquid hydrocarbons recovered therefrom. Notwithstanding the foregoing provisions, the lessor may require the payment of royalty for all or part of the gas produced and saved under this lease and marketed or utilized at a price per m.c.f. equal to the maximum price being paid for gas of like kind and quality and under like conditions in the same field or area or may reduce the royalty value of any such gas (to any amount not less than the net proceeds of sale thereof, in the field) if the commissioner of public land shall determine such action to be necessary to the successful operation of the lands for oil or gas purposes or to encouragement of the greatest ultimate recovery of oil or as or to the promotion of conservation of oil or gas or in the public interest.

This lease shall not expire at the end of either the primary or secondary term hereof if there is a well capable of producing gas in paying quantities located upon some part of the lands embraced herein, or upon lands pooled or communitized herewith, where such well is shut-in due to the inability of the lessee to obtain a pipeline connection or to market the gas therefrom and if the lessee timely pays an annual royalty on or before the annual rental paying date next ensuing after the expiration of ninety days from the date said well was shut-in and on or before said rental date thereafter. The payment of said annual royalty shall be considered for all purposes the same as if gas were being produced in paying quantities and upon the commencement of marketing of gas from said well or wells the royalty paid for the lease year in which the gas is first marketed shall be credited upon the royalty payable hereunder to the lessor for such year. The provisions of this section shall also apply where gas is being marketed from said leasehold premises and through no fault of the lessee, the pipeline connection or market is lost or ceases, in which case this lease shall not expire so long as said annual royalty is paid as herein provided. The amount of any annual royalty payable under this section shall equal twice the annual rental due be the lessee under the terms of this lease but not less than three hundred twenty dollars ($320) per well year, provided, however, that any such annual royalty for any year beginning on or after ten years from the date hereof shall equal four times the annual rental due by the lessee under the terms of this lease but not less than two thousand dollars ($2,000) per well per year; provided further that no annual royalty shall be payable under this section of equivalent amounts are timely paid pursuant to another lease issued by lessor and if such other lease includes lands communitized with lands granted hereunder for the purpose of prorationally sharing in the shut-in well. Notwithstanding the provisions of this section to the contrary, this lease shall not be continued after ten years from the date hereof for any period of more than ten years by the payment of said annual royalty unless, for good cause shown, the commissioner of public lands, in his discretion, grants such a continuance.

3. Lessee agrees to make full settlement on the twentieth day of each month for all royalties due to the lessor for the preceding month, under this lease, and to permit the lessor or its agents, at all reasonable hours, to examine lessee' s books relating to the production and disposition of oil and gas produce. Lessee further agrees to submit to lessor annually upon forms furnished by lessor, verified reports showing lessee's operations for the preceding year.

4. An annual rental at the rate of $0.25 per acre shall become due and payable to the lessor by the lessee upon each acre of the land above described and then claimed by such lessee, and the same shall be die and payable in advance to the lessor on successive anniversary dates of this lease, but the annual rental on any assignment shall in no event be less than forty dollars ($40.00).

In the event the lessee shall elect to surrender any or all of said acreage, he shall deliver to the lessor a duly executed release thereof, and in event said lease has been recorded then he shall upon request furnish and deliver to the lessor a certified copy of a duly recorded release.

5. The lessee may at any time by paying to the lessor all amounts then due as provided herein and the further sum of forty dollars ($40.00), surrender and cancel this lease insofar as the same covers all or any portion of the lands herein leased and be relieved from further obligation or liability hereunder, in the manner as herein before provided. Provided, this surrender clause and the option herein reserved to the lessee shall cease and become absolutely inoperative immediately and concurrently with the institution of any suit in any court of law or equity by the lessee, lessor or any assignee, to enforce this lease, or any of its terms expressed or implied.

6. All payments due hereunder shall be made on or before the day such payment is due, at the office of the commissioner of public lands in Santa Fe, New Mexico.

7. The lessee with the consent of the lessor shall have the rights to assign this lease in whole or in part. Provided, however, than no assignment of an undivided interest in the lease or in any part thereof, nor any assignment of less than a legal subdivision shall be recognized or approved by the lessor. Upon approval in writing by the lessor of an assignment, the assignor shall stand relieved from all obligations to the lessor with respect to the lands embraced in the assignment and the lessor shall likewise be relieved from all obligations to the assignor as to such tracts, and the assignee shall succeed to all of the rights and privileges of the assignor with respect to such tracts and shall be held to have assumed all of the duties and obligations of the assignor to the lessor as to such tracts.

8. In the event a well or wells producing oil or gas in paying quantities should be brought in on adjacent land which is draining the leased premised, lessee shall drill such offset well or wells as a reasonably prudent operator would drill under the same or similar circumstances, provided that no such offset well shall be required if compensatory royalties are paid pursuant to an agreement between the lessor and the lessee.

9. Thee lessee agrees to notify the lessor of the location of each well before commencing drilling thereon, to keep a complete and accurate log of each well drilled and to furnish a copy thereof, verified by some person having actual knowledge of the facts, to the lessor upon the completion of any well, and to furnish the log of any unfinished well at any time when requested to do so by the lessor

If any lands embrace in this lease shall be included in any deed or contract of purchase outstanding and subsisting issued pursuant to any sale made of the surface of such lands prior to the date of this lease, it is agreed and understood that no drilling operation shall be commenced on any such lands so sold unless and until the lessee shall have filed a good and sufficient bond with the lessor as required by law, to secure the payment for such damage to the livestock, range, water, crops or tangible improvements on such lands as may be suffered by the purchaser holding such deed or contract of purchase, or his successors, by reason of the developments, use and occupation of such lands by such lessee. Provided, however, that no such bond shall be required if such purchaser shall waive the right to require such bond to be given in the manner provided by law.

10. In drilling wells all water-bearing strata shall be noted in the log and the lessor reserves the right to require that all or any part of the casing shall be left in any nonproductive well when lessor deems it to the interest of the beneficiaries of the lands granted hereunder to maintain said well or wells for water. For such casing so left in wells the lessor shall pay to the lessee the reasonable value thereof.

11. Lessee shall be liable and agree to pay all damages to the range, livestock, growing crops or improvements caused by lessee's operations on said lands. When requested by the lessor the lessee shall bury pipelines below plow depth.

12. The lessee shall not remove any machinery or fixtures placed on said premised, nor draw the casing from any well unless and until all payments and obligations due the lessor under the terms of this agreement shall have been paid or satisfied. The lessee's right to remove the casing is subject to the provision of Paragraph 10 above.

13. Upon failure or default of the lessee to comply with any of the provisions or covenants hereof, the lessor is hereby authorized to cancel this lease and such cancellation shall extend to and include all rights hereunder as to the whole of the tract so claimed, or possessed by the lessee, but shall not extend to, nor affect the rights of any other lessee or assignee claiming any portion of the lands upon which no default has been made; provided, however, that before any such cancellation shall be made, the lessor shall mail to the lessee so defaulting by registered or certified mail, addressed to the post-office address of such lessee as shown by the records of the state land office, a notice of intention of cancellation specifying the default for which cancellation is to be made, and if within thirty days from the date of mailing said notice the said lessee shall remedy the default specified in said notice, cancellation shall not be made.

14. If the lessee shall have failed to make discovery of oil or gas in paying quantities during the primary term hereof or if such discovery shall have been made and production shall have ceased for any reason, the lessee may continue this lease in full force and effect for an additional term of five years and as long thereafter as oil and gas in paying quantities or either of them is produced for the leased premises by paying each year in advance, as herein provided, double the rental provided herein for the primary term, or the highest rental prevailing at the commencement of the secondary term in any rental district, or districts in which the lands, or any portion thereof, may be situated, if it be greater than double the rental provided for in the primary term; provided, however, such rental shall be paid within the time provided by
Section 13 hereof. If oil or gas in paying quantities should be discovered during the secondary term hereof but oil or gas in paying quantities is being produced at the end of the secondary term of five years so long thereafter as oil and gas in paying quantities or either of them is produced from the leased premises.

15. If this lease shall have been maintained in accordance with the provisions hereof and if at the expiration of the secondary term provided for herein oil or gas is not being produced on said land but lessee is then engaged in bona fide drilling or reworking operations thereon, this lease shall remain in full force and effect so long as such operations are diligently prosecuted and, if they result in the production of oil or gas, so long thereafter as oil and gas in paying quantities, or either of them, is produced from said land; provided, however, such operations extending beyond the secondary term shall be approved by the lessor upon written application filed with the lessor on or before the expiration of said secondary term, and a report of the status of all such operations shall be made by the lessee to the lessor every thirty days and a cessation of such operations for more than twenty consecutive days shall be considered as an abandonment of such operations and this lease shall thereupon terminate. If during the drilling or reworking of any well under this section, lessee loses or junks the hole or well and after diligent efforts in good faith is unable to complete said operations, then within twenty days after the abandonment of said operations, lessee may commence another well within three hundred thirty feet of the lost or junked hole or well and drill the same with due diligence. Operations commenced and continued as herein provided shall extend this lease as to all lands as to which the same is in full force and effect as of the time said drilling operations are commenced; provided. However, this lease shall be subject to cancellation in accordance with Paragraph 13 hereof for failure to pay rentals or file reports, which may become due while operations are being conducted hereunder.

16. Should production of oil and gas or either of them in paying quantities be obtained while this lease is in force and effect and should thereafter cease from any cause after the expiration of ten years from the date hereof this lease shall not terminate if lessee commences additional drilling or reworking operations within sixty days after the cessation of such production and shall remain in full force and effect so long as such operations are prosecuted in good faith with no cessation of more than twenty consecutive days, and if such operations result in the production of oil or gas in paying quantities, so long thereafter as oil or gas in paying quantities is produced from said land; provided, however, written notice of intention to commence such operations shall be filed with the lessor within thirty days after the cessation of such production, and a report of the status of such operations shall be made by thee lessee to the lessor every thirty days, and the cessation of such operations for more than twenty consecutive days shall be considered as an abandonment of such operations and this lease shall thereupon terminate.

17. Lessee, including their heirs, assigns, agents and contractors shall at their own expense fully comply with all laws, regulations, rules, ordinances and requirements of the city, county, state, federal authorities and agencies, in all matters and things affecting the premises and operations thereon which may be enacted or promulgated under the governmental police powers pertaining to public health and welfare, including but not limited to conservation, sanitation, aesthetics. Pollution, cultural properties, fire and ecology. Such agencies are not to be deemed third party beneficiaries hereunder, however, this, clause is enforceable by the lessor in any manner provided in this lease or by law.

18. Should lessor desire to exercise its rights to take in-kind its royalty share of oil, gas or associated substances or purchase all or any part of the oil, gas or associated substances produced from the lands covered by this lease; the lessee hereby irrevocably consents to the lessor exercising its right. Such consent is a consent to the termination of any supplier/purchaser relationship between the lessor and the lessee deemed to exist under federal regulations. Lessee further agrees that it will require any purchaser of oil, gas or associated substance to likewise waive any such rights.

19. Lessor reserves a continuing option to purchase at any time and from time to time, at the market price prevailing in the area on the date of purchase, all or any part of the minerals (oil and gas) that will be produced from the lands covered by this lease.

20. Lessor reserves the right to execute leases for geothermal resource development and operation thereon; the right to sell or dispose of the geothermal resources of such lands. And the right to grant rights-of-way and easements for these purposes.

21. All terms of this agreement shall extend to and bind the heirs, executors, administrator, successors and assigns of the parties hereto.


In witness whereof, the party of the first part has hereunto signed and caused its name to be signed by its commissioner of public lands thereunto duly authorized, with the seal of his office affixed, and the lessee has signed this agreement the day and year first above written.

STATE OF NEW MEXICO

BY: /s/ Commissioner of Public Lands, Lessor

   /s/ Rio Grande Resources Inc. Lessee


(ACKNOWLEDGMENT BY CORPORATION)

Province of Alberta
Country of Canada

The foregoing instrument was acknowledged before me this 15th day of February, 1997, by Ray Corbiell, President of Rio Grande Resources Inc., an Alberta corporation, on behalf of said corporation.

My commission does not expire.   /s/ Terrance N. Taylor, Notary Public in and
for the Province of Alberta